Exhibit 10.1

EXECUTION COPY

CLOSING AGREEMENT

This CLOSING AGREEMENT dated 19 December 2006 (this “Closing Agreement”) is hereby entered into by and among Evercore Partners Inc. (“Purchaser”) and Bernard J. Taylor (“BJT”) and Julian P. Oakley (“JPO” and together with BJT, “Sellers”).

WHEREAS, Purchaser and Sellers are parties to the sale and purchase agreement dated 31 July 2006 (the “Sale and Purchase Agreement”) pursuant to which Sellers have agreed to sell all of the share capital of Braveheart Financial Services Limited (the “Company”) to Purchaser (the “Transaction”); and

WHEREAS, Purchaser and Sellers desire to close the Transaction on the date hereof (the “Closing Date”) in accordance with the Transaction Documents (as defined in the Sale and Purchase Agreement) and the agreements, terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto agrees as follows:

1. Definitions. Capitalized terms used but not defined in this letter agreement shall have the meanings assigned to them in the Sale and Purchase Agreement.

2. Consideration.

a. Purchaser has considered and assessed the success of the Company business since the date of the Sale and Purchase Agreement and the anticipated success of the Company business following the Closing Date. In light of such consideration and assessment by Purchaser, Purchaser has determined as follows: (i) pursuant to clause 2.7 of the Sale and Purchase Agreement, the minimum amount of the Deferred Consideration shall be issued to Sellers on the Closing Date, and (ii) pursuant to clause 2.3 of the Sale and Purchase Agreement, the Deferred Consideration to which each Seller is entitled at the Closing, and which shall be issued to each Seller on the Closing Date, under the Sale and Purchase Agreement shall be equal to 50% of the total number of shares of Class A Common Stock issued to such Seller as Initial Consideration on the Closing Date. Accordingly, Purchaser and Sellers hereby agree that, at the Closing, as consideration for the sale of 100% of the ordinary shares of £0.01 each in the capital of the Company by Sellers to Purchaser, (A) BJT shall be entitled to receive an aggregate of 1,413,557 shares of Class A Common Stock and (B) JPO shall be entitled to receive an aggregate of 358,263 shares of Class A Common Stock, in each case, which shall represent payment in full to each Seller of the Initial Consideration to which such Seller is entitled under the Sale and Purchase Agreement and payment in full of such portion of the Deferred Consideration as such Seller is entitled at Closing under the Sale and Purchase Agreement and this Agreement. For the avoidance of doubt, the Purchaser may still determine, in its sole and absolute discretion, that the all or any portion of the remaining amount of the Deferred Consideration referred to in clause 2.3 of the Sale and Purchase Agreement (471,185 shares of Class A Common Stock for BJT and 119,421 shares of Class A Common Stock for JPO) may be issued as additional consideration for the sale of 100% of the ordinary shares of £0.01 each in the capital of the Company at Closing in accordance with the Sale and Purchase Agreement. It is agreed that clause 2.13 of the Sale and Purchase Agreement will only apply to consideration, if any, issued after the Closing.

b. BJT hereby represents and warrants that (i) after the date of the Sale and Purchase Agreement but prior to the Closing Date, 100,000 additional preference shares of £1.00 each in the capital of the Company were issued to BJT at par value, (ii) such additional preference shares were fully paid or properly credited as fully paid, (iii) as of the Closing Date, a total of 1,000 ordinary shares of £0.01 each and 200,181 preference shares of £1.00 each in the capital of the Company constitute the whole of the issued share capital of the company, (iv) BJT is the sole legal and beneficial owner of all such preference shares, in each case, free from all Third Party Rights, and (v) BJT is entitled to transfer such preference shares to Purchaser at the Closing. On the basis of such representations and warranties, Purchaser and BJT hereby agree that the consideration for the sale of all of such preference shares by BJT to Purchaser shall be equal to £200,181, payable by Purchaser to BJT in cash at the Closing, provided that all preference dividends accrued on such preference shares up to the Closing, which aggregate amount is equal to £5,093.87, shall be paid in cash to BJT by the Company prior to the Closing.

c. In connection with the Closing, Purchaser and Sellers hereby agree that the Loan Notes issuable to Sellers pursuant to clause 2.9(a) and clause 2.9(b), respectively, of the Sale and Purchase Agreement shall be issued at the Closing as follows, as further consideration for the sale of 100% of the ordinary shares of £0.01 each in the capital of the Company: (i) Purchaser shall issue Loan Notes in the amount of $2,000,000 to BJT at the Closing and (ii) Purchaser shall issue Loan Notes in the amount of $1,000,000 to JPO at the Closing, provided in each case that the Loan Notes shall not be redeemable prior to 31 October 2007.

3. Loans; Other Obligations.

a. BJT hereby represents and warrants that, after the date of the Sale and Purchase Agreement but prior to the Closing Date, BJT has made, or agreed to make, certain loans (the “Loans”) to Braveheart in the aggregate amount of £175,000 in connection with certain regulatory capital requirements of Braveheart. On the basis of such representations and warranties, the Purchaser shall procure repayment of the amounts drawn under such Loans promptly after Closing.

b. Each Seller hereby represents and warrants that, other than the Loans, the dividends on the preference shares referred to in clause 2(b) above and amounts due in respect of their employment with the Company comprising accrued and unpaid salary, accrued and unpaid bonuses and unreimbursed expenses (on the basis that each Seller will only be entitled to claim amounts in respect of the same period once), as of the Closing, the Company has no other loans, guarantees or other indebtedness and the Sellers are not entitled to any other amounts from the Company. Each Seller hereby acknowledges and agrees that any and all employment arrangements between the Company and such Seller which were entered into prior to the Closing (other than the service agreements dated 31 July 2006 which become effective upon the Closing) shall apply only in respect of periods prior to Closing and otherwise will terminate and be of no further force and effect as of the Closing and that, from and after the Closing, the service agreements dated 31 July 2006 which become effective upon the Closing shall govern the terms of such Seller’s employment by the Company, save that the discretionary bonuses payable to each Seller for the calendar year ending on December 31, 2006 shall be calculated in accordance with the service agreements effective prior to Closing and shall comprise a pool equal to 50% of the gross revenues of the Company less the amount of any guaranteed bonuses payable to Lord Forsyth, Yvonne Nicol and the Sellers (which shall be payable under their service agreements dated 31 July 2006 which become effective upon the Closing), such amount to be split between the Sellers as agreed between them and the Purchaser.

c. Each Seller hereby represents and warrants that the only payments, compensation, disbursements, dividends or distributions (including cash payments, salary, bonuses, awards, refunds, loans or any other cash or non-cash amounts) paid or otherwise distributed to such Seller by the Company between the date of incorporation of the Company and the Closing have been the following: (i) salary (but not bonuses), (ii) reimbursement of expenses, (iii) accrued but unpaid interest on the Loans and (iv) payment to BJT of the dividends on the preference shares referred to in clause 2(b) above.

4. Closing.

a. Purchaser hereby certifies to Sellers that (i) each of the conditions set forth in clauses 3.1(a), 3.1(c) and 3.1(e) have been satisfied, and (ii) no applicable law, statute, rule, regulation or order has been enacted or is in force which would make the closing of the Transaction by Purchaser illegal or failure of Purchaser to comply with which would reasonably be expected to lead to criminal prosecution of any employee of the Company, Purchaser or any of their respective Affiliates.

b. Each Seller hereby certifies to Purchaser that (i) each of the conditions set forth in clauses 3.1(a), 3.1(c) and 3.1(e) have been satisfied and (ii) no applicable law, statute, rule, regulation or order has been enacted or is in force which would make the closing of the Transaction by Sellers illegal or failure of Sellers to comply with which would reasonably be expected to lead to criminal prosecution of any employee of the Company, Purchaser or any of their respective Affiliates.

c. On the basis of the foregoing certifications, Purchaser and Sellers hereby agree and acknowledge that the Closing shall occur on the Closing Date in accordance with the terms and conditions of the Transaction Documents, as modified, supplemented or amended pursuant to the terms and conditions of this Closing Agreement.

5. Amendment of the Sale and Purchase Agreement. In accordance with clause 21 of the Sale and Purchase Agreement, the Sale and Purchase Agreement is hereby amended by:

a. deleting the words “(to the extent it arises at a different date)” from paragraph (d)(i) of Schedule 6 to the Sale and Purchase Agreement and inserting the words “it becomes aware that” immediately prior to the words “the relevant liability for Tax”;

b. deleting the words “(to the extent it arises at a different date) the date on which” in paragraph (d)(iii) of Schedule 6 to the Sale and Purchase Agreement and replacing them with the words “on or as soon as is reasonably practicable after the date on which it becomes aware that”.

6. Waiver. The Purchaser agrees to waive any liability arising pursuant to the Sale and Purchase Agreement which arises in connection with any breach of clause 14.4 of the Sale and Purchase Agreement.

7. No Other Amendments. The agreements of the parties contained in this Closing Agreement shall modify and affect the rights and obligations of each of the parties under the Transaction Documents. Other than as expressly set forth herein, this Closing Agreement shall not constitute or effect any amendment, modification or supplement to any of the terms of any Transaction Document or any agreement to amend, modify or supplement any of the terms of any Transaction Document.

8. Counterparts. This Closing Agreement may be executed in any number of separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

9. Governing Law. This Closing Agreement shall be governed by and construed in accordance with English law.

(Signature page follows)

Each of the undersigned has duly executed this Closing Agreement on the date set forth above.

SIGNED as a DEED	)
and DELIVERED	)
for and on behalf of	)	/s/ David Wezdenko
EVERCORE PARTNERS INC.	)
by:	)

SIGNED as a DEED	)
and DELIVERED by	)	/s/ Bernard J. Taylor
BERNARD J. TAYLOR	)
in the presence of:	)

SIGNED as a DEED	)
and DELIVERED by	)	/s/ Julian P. Oakley
JULIAN P. OAKLEY	)
in the presence of:	)